Exhibit 99.1

PRESS RELEASE

MELLANOX REAFFIRMS OFFER FOR EZCHIP

AT $25.50 PER SHARE IN CASH

Mellanox Requests Postponement of Vote and Amendment to Merger Agreement to Allow for Go-Shop Period

EZchip Shareholders Urged to Vote WHITE Card Immediately Upon Receipt

SUNNYVALE, CA and YOKNEAM, ISRAEL — November 12, 2015 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX) today announced that it has sent a letter to EZchip Semiconductor Ltd. (NASDAQ: EZCH TASE: EZCH) requesting amendments to the terms of the definitive merger agreement under which Mellanox will acquire EZchip, as well as the postponement of the vote on the merger transaction and the removal from the agenda of the approval of the transaction at EZchip’s November 12, 2015 Annual General Meeting.

Mellanox also reaffirmed its full, fair and firm offer of $25.50 per EZchip share, which represents a premium of 16% over the closing price of EZchip shares on September 29, 2015 (the last trading day prior to the public announcement) and a 33% premium and 31% premium over the volume-weighted average closing prices of EZchip shares over the 12-month and 3-month period prior to the public announcement of the transaction.

Mellanox proposed the following amendments to the definitive merger agreement:

•                  Mellanox permits EZchip to solicit and enter into negotiations with third parties with respect to a potential superior acquisition during a “go-shop” period of 30 days from the date the amendment is executed. There can be no assurance that this process will result in a superior proposal, however, to the extent EZchip receives or negotiates an acquisition proposal that constitutes a superior proposal, Mellanox will have a matching right.

•                  Mellanox will waive its rights to be paid a termination fee pursuant to the existing agreement.

Under the terms of the new agreement, the vote on the merger transaction would take place at a new extraordinary general meeting, on a date to be agreed upon by both parties.  EZchip will announce the new date and set a new record date for all EZchip shareholders eligible to vote on the transaction.

Eyal Waldman, President and CEO of Mellanox, said, “The Mellanox offer of $25.50 per share is full, fair and firm, and highly attractive for EZchip shareholders compared to peers and precedent semiconductor transactions. This offer provides EZchip shareholders with the certainty of immediate cash value at a significant premium.  Importantly, the EZchip Board has definitively stated that the transaction provides superior value to EZchip’s standalone prospects, particularly given the execution and market risks that EZchip faces as an independent company.”

Waldman continued, “Given the misinformation about EZchip and its Board’s process that is being circulated by one of EZchip’s shareholders, Mellanox has proposed certain amendments to our merger agreement. We believe these amendments and the extension will conclusively demonstrate that our offer represents the best available option for EZchip shareholders and that voting FOR the transaction is in EZchip shareholders’ best interests. We therefore urge EZchip shareholders to follow the recommendation of its Board of Directors and vote FOR the transaction to receive the premium that Mellanox has agreed to pay.”

EZchip shareholders are urged to vote the WHITE card immediately upon receipt and to throw away any Gold cards that they receive from Raging Capital.

EZchip shareholders who have any questions about EZchip’s Extraordinary General Meeting for the approval of the merger, or who need assistance in voting their shares, please contact EZchip’s proxy solicitor, MacKenzie Partners, toll-free: (800) 322-2885 or collect: (212) 929-5500.

About Mellanox

Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software, cables and silicon that accelerate application runtime and maximize business results for a wide range of markets including high-performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at www.mellanox.com.

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Mellanox is a registered trademark of Mellanox Technologies, Ltd.  All other trademarks are property of their respective owners.

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Investor Contact

Mellanox Technologies

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